Exhibit 12
                               Regency Centers LP
                       Ratio of Earnings to Fixed Charges
                             (amounts in thousands)


                                                                              For the years ending December 31,
                                                                      2002       2001       2000          1999        1998
                                                                      ----       ----       ----          ----        ----


Net income preferred minority interest                            $  117,381   124,266     108,190       91,585     50,550
Add:  minority interest of consolidated partnerships                     492       721       2,632        2,855        464
Add:  income from discontinued operations                             29,415    12,430      11,514       10,527      5,224
Subtract: equity in income of unconsolidated partnerships             (5,765)   (3,439)     (3,139)      (4,688)      (946)
Add:  fixed charges                                                  134,443   129,086     116,125       83,464     35,561
Add:  distributions from equity JV's                                  17,307    16,812       3,110          704        384
Subtract:  loss (gain) on sale of operating properties                (5,267)     (699)     (4,507)         233    (10,726)
Add:  provision for loss on operating properties                       4,369     1,595      12,995            -          -
Subtract:  preferred unit distribution                               (33,475)  (33,475)    (29,601)     (12,368)    (3,358)
Subtract:  capitalized interest                                      (13,753)  (21,195)    (14,553)     (11,029)    (3,417)
                                                                    ------------------------------------------------------
     Earnings                                                     $  245,147   226,102     202,766      161,283     73,736
                                                                    ------------------------------------------------------

Preferred unit distribution                                       $   33,475    33,475      29,601       12,368      3,358
Interest expense (including amount of loan costs and
    debt premium)                                                     87,215    74,416      71,971       60,067     28,786
Capitalized interest                                                  13,753    21,195      14,553       11,029      3,417
                                                                    ------------------------------------------------------
   Total fixed charges                                            $  134,443   129,086     116,125       83,464     35,561
                                                                    ------------------------------------------------------

           Ratio of earnings to fixed charges                            1.8       1.7         1.7          1.9        2.1
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